As filed with the Securities and Exchange Commission on August 29, 2008

Registration No. 333-143521

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CREDENCE SYSTEMS CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	94-2878499
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1421 California Circle

Milpitas, CA 95035

(Address of principal executive offices) (Zip Code)

Inducement Stock Option Grant to Joy Leo (Grant Date of April 16, 2007)

and

Inducement Stock Option Grant to Pat Brady (Grant Date of April 16, 2007)

(Full title of the Plan(s))

David G. Tacelli

Chief Executive Officer

Credence Systems Corporation

1421 California Circle

Milpitas, CA 95035

(Name and address of agent for service)

(408) 635-4300

(Telephone Number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

Credence Systems Corporation, a Delaware corporation (the “Company”), is filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-143521) filed on June 5, 2007 (the “Registration Statement”), pertaining to shares of Credence’s common stock, par value 0.001 per share (“Common Stock”), to be issued under the Inducement Stock Option Grant to Joy Leo (grant date of April 16, 2007) and the Inducement Stock Option Grant to Pat Brady (grant date of April 16, 2007).

On August 29, 2008, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 20, 2008, by and among Credence, LTX Corporation and Zoo Merger Corporation, a wholly-owned subsidiary of LTX Corporation (“Zoo”), Zoo merged with and into Credence, and Credence became a wholly-owned subsidiary of LTX Corporation (the “Merger”). As a result of the Merger, the offering pursuant to the Registration Statement has been terminated, and Credence hereby removes from registration the Common Stock registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment to the Registration Statement No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, on this 29th day of August, 2008.

CREDENCE SYSTEMS CORPORATION

By:	/s/ David G. Tacelli
David G. Tacelli President, Chief Executive Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement No. 1 has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ David G. Tacelli	Director, President, Chief Executive Officer and Treasurer	August 29, 2008
David G. Tacelli	(Principal Executive Officer, Principal Financial and Principal Accounting Officer)